AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of August 6, 2007 (the Execution Date), by and between Health Quest Realty XVII, an Indiana general partnership (“HQR 17”), Health Quest Realty XXII, an Indiana general partnership (“HQR 22”), and Health Quest Realty XXXV, an Indiana general partnership (“HQR 35”) (collectively, “Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following facts:

A.	Seller owns (i) certain real property located in Orange County, Florida (the “Winter Park Land”), as more specifically described in Exhibit A-1 attached hereto, (ii) certain real property located in Duval County, Florida (the “Jacksonville Land”) as more specifically described in Exhibit A-2 attached hereto and (iii) certain real property located in Broward County, Florida (the “Sunrise Land”), as more specifically described in Exhibit A-3 attached hereto, such real property collectively known as the “Health Quest Group Properties” and such other assets, as the same are herein described. The Winter Park Land, the Jacksonville Land and the Sunrise Land are collectively referred to herein as the “Land.”

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1.	Seller hereby agrees to sell, transfer, grant and assign to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, Seller’s entire right, title and interest in and to all of the following (collectively, the following assets to as to each of the Health Quest Group Properties individually are referred to as a “Property ” and as to the Health Quest Group Properties collectively are referred to as the “Properties ”):

1.1.1.	The Land;

1.1.2.	All rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in minerals, oil, gas and other hydrocarbon substances on the Land, as well as all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and any easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.1.3.	All improvements and fixtures located on the Land to the extent owned by Seller, including, without limitation, buildings, as well as all other improvements and structures to the extent owned by Seller and presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land (all of which are collectively referred to as the “Improvements,” and together with the Land and the Appurtenances, the “Real Property”);

1.1.4.	All leases, licenses and other occupancy agreements (collectively, the “Leases”), including all associated amendments, modifications, extensions or supplements thereto, with all persons or entities (“Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Close of Escrow, together with all security deposits and any other deposits held in connection with the Leases, Lease guarantees, and other similar credit enhancements providing additional security for such Leases, set forth on the Schedule of Leases and Security Deposits attached hereto as Exhibit B;

1.1.5.	All furniture, fixtures and equipment owned by Seller and attached to the Real Property and/or used in connection with the ownership, operation and maintenance of the Real Property, including, without limitation, all heating, lighting, air condition, ventilating, plumbing, electrical or other mechanical equipment, tools or supplies (collectively, the “Personal Property”), but specifically excluding any items of personal property owned by Tenants;

1.1.6.	To the extent now or hereafter owned by Seller, and to the extent assignable, all intangible property associated with, related to, or used in connection with the Real Property and/or the Personal Property, including, without limitation, all permits, licenses, certificates, the right to use any logos, trademarks, designs, tradenames, service marks and domain names that are otherwise unrelated to Seller or its affiliates, the non-exclusive right to use the names “Regents Park of Winter Park,” “The Westchester of Winter Park,” “Regents Park of Jacksonville,” “Deerwood Place,” “Regents Park of Sunrise,” and “The Westchester of Sunrise” and any contract rights, agreements, utility contracts and other right relating to the ownership, use and/or operation of the Real Property and/or Personal Property (collectively, the “Intangible Property”);

1.1.7.	All service contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Property set forth on the Schedule of Contracts attached hereto as Exhibit C (collectively, the “Contracts”) and which Buyer elects to assume; and

1.1.8.	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (collectively, the “Permits”).

2. Purchase Price.

The total Purchase Price of the Property shall be Fifty-Two Million and No/100 Dollars ($52,000,000.00) (“Purchase Price”), consisting of Eighteen Million and Two Hundred Thousand Dollars ($18,200,000) for the Winter Park Property, Eighteen Million and Two Hundred Thousand Dollars ($18,200,000) for the Sunrise Property, and Fifteen Million and Six Hundred Thousand Dollars ($15,600,000) for the Jacksonville Property, and payable as follows:

2.1.	Deposit/Further Payments.

2.1.1.	Upon the date which a copy of this Agreement (which may be a scanned and emailed copy) executed by the Seller and Buyer is received by the Escrow Holder, as defined below (the date the fully executed original of this Agreement is received by the parties shall hereinafter be referred to as the “Effective Date”), Buyer shall deposit into Escrow (hereinafter defined) the amount of Two Million Six Hundred Thousand and No/100 Dollars ($2,600,000.00) (the “Deposit”), in the form of a wire transfer payable to First American Title Insurance Company, 251 East Ohio Street, Suite 200, Indianapolis, IN 46204, Attn: David W. Womer, Indiana State Manager (email: dwomer@firstam.com, Ph: 317-684-7556) (“Escrow Holder”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be deemed to be part of the Deposit. Buyer shall provide Escrow Holder with an executed W-9 so that interest earned on the Deposit may be reported by Escrow Holder to the Internal Revenue Service as earned by Buyer.

2.1.2.	Upon the expiration of the Due Diligence Period (hereinafter defined), the amount of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00) from the Deposit shall be released to Seller by Escrow Holder.

2.1.3.	No later than one (1) business day prior to the Close of Escrow (hereinafter defined), Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price, in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.4.	In the event that this Agreement is terminated by Buyer in accordance with its terms before the expiration of the Due Diligence Period, or pursuant to Section 3.2, Section 9.2, Section 10 and Section 11 below, the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto.

3. Title to Property.

3.1. Title Insurance. Seller has, at its sole expense, caused the Escrow Holder (in this capacity(the “Title Company”) to issue a commitment (the “Commitments”) for an Extended Coverage ALTA Owner’s Policy of Title Insurance for each of the Health Quest Group Properties (each, a “Title Policy” and collectively the “Title Policies”) for and on behalf of Buyer, the composite amount of said Title Policies being for the total amount of the Purchase Price and the amount for each Property being $18,200,000 for Winter Park, $18,200,000 for Sunrise, and $15,600,000 for Jacksonville and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. Each Title Policy shall provide full coverage against mechanics’ and materialmens liens. Upon Buyer’s request during the Due Diligence Period, Seller shall cause the Title Company to provide, for each Property, such endorsements as are available in the State of Florida and as Buyer may reasonably require (the “Endorsements”). In any event, Seller covenants to cause to be released from the Property, and to remove as exceptions to title on or prior to the Close of Escrow, the following (the “Disapproved Exceptions”): any mortgages, deeds of trust, or other monetary encumbrances, assessments and/or indebtedness, except for the current installment of non-delinquent real property taxes and assessments payable as part of the real property tax bill. Each Title Policy shall be free and clear of exceptions except as follows:

3.1.1.	Real property taxes and assessments, which are a lien not yet due;

3.1.2.	Easements or restrictions which do not interfere with the operation of the Property as a skilled nursing facility and assisted living facility, and are consistent with Buyer’s receipt of marketable title at Closing (the “Permitted Exceptions” as further detailed in Section 3.2) included in such policy and approved by Buyer as herein described.

3.2. Procedure for Approval of Title. Seller has, prior to the date hereof, provided to Buyer the Commitments, together with legible copies of all items identified as exceptions therein (the “Title Documents”). Buyer shall have between the Effective Date and forty-five (45) days after the expiration of the Due Diligence Period to review and approve, in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the Surveys reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer and would result in Buyer not receiving marketable title to such Property (for this purpose, an easement or restrictions – other than a Disapproved Exception — which does not interfere with the operation of the Property as a skilled nursing facility and assisted living facility, is consider to be consistent with Buyer’s receipt of marketable title), then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have objected to all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents. If, during the Title Review Period, Buyer gives written notice to Seller of a Title Defect and the Seller is unable or unwilling to remedy to Buyer’s satisfaction within fifteen (15) days after receipt of Buyer’s written notice, Buyer may (i) notify Seller of Buyer’s intent to terminate this Contract, in which case the Deposit plus interest shall be refunded to Buyer; provided, that if Seller notifies Buyer, within one (1) Business Day of receipt of such notice from Buyer, that Seller elects to terminate this Contract with respect to the Property which is subject to a Title Defect, then this Contract shall remain in effect as to the other Properties, and that portion of the Deposit plus interest allocable to the Property which is subject to a Title Defect shall be refunded to Buyer; or (ii) elect to purchase the affected Property and all other Property, subject to such Title Defect and receive a credit at closing for any liens or encumbrances of a definite or ascertainable amount; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove the Pre-Disapproved Exceptions, and (iii) remove any Title Defect that attaches to the Real Property subsequent to the conclusion of the Title Review Period. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions within three business days after receipt of Buyer’s notification of Seller of a Title Defect shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any objection, Seller shall have fifteen (15) days from the conclusion of the Title Review Period (“Cure Period”) in which to accomplish the cure. If at anytime prior to the Close of Escrow, Buyer receives an update or supplement to the Commitments or Surveys (as defined below) and such update or supplement discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within five (5) days after receiving such update or supplement to the Commitments or Surveys, as the case may be, deliver to the Seller another title objection letter with respect to any New Title Defect only and the process described in this Section shall apply thereto. Any exceptions to title accepted by Buyer pursuant to the terms of this Section shall be deemed “Permitted Exceptions.”

4. Due Diligence Items.

4.1.	Seller has, on or prior to the date hereof, delivered to Buyer, or shall within three (3) business days of the Execution Date, each of the following (collectively, the “Due Diligence Items”):

4.1.1.	An ALTA survey with Table A items 1, 2, 3, 4, 7(a), 8, 9, 10 and 11 for each of Health Quest Group Properties (each, a “Survey”);

4.1.2.	Copies of all documents and materials provided in the “Data Room,” as described on Exhibit I attached hereto;

4.1.3.	Copies of all Leases presently in effect with respect to the Real Property, together with any exhibits and amendments thereto (no CPI calculations are applicable);

4.1.4.	Copies of the contracts for roof repairs for the Sunrise and Winter Park properties (the “Roof Contracts”), which constitute the sole contracts in Seller’s possession (other than the Leases) affecting the Real Property, if any, together with copies of the building permits for the Roof Contracts and any “Notices To Owner” received by Sellers in connection with the Roof Contracts (“Roof Contract Notices”) on or before the Execution Date (any Roof Contract Notices received by Sellers after the Execution Date and prior to the Closing Date, as defined below, shall be delivered to Buyer within two business days after receipt thereof, but in any event prior to the Close of Escrow, as defined below);

4.1.5.	All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils, engineering/property condition and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller or under the control of Seller, if any, and if able to be copied;

4.1.6.	True and correct copies of the real estate and personal property tax statements covering the Health Quest Group Properties or any part thereof for each of the two (2) years prior to the current year (tax statements for the current year are not available);

4.1.7.	True and correct copies of all certificates of occupancy for the Property, if available to Seller;

4.1.8.	True and correct copies of all easement agreements affecting the Real Property;

4.1.9.	A schedule of all current or pending litigation with respect to the Real Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding (Seller hereby represents that there is no such litigation);

4.1.10.	Operating statements for the Real Property for the two prior calendar years and the current year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

4.1.11.	Evidence of flood plan insurance, if required, for each of the Health Quest Group Properties;

4.1.12.	Any and all environmental reports for the Real Property.

5. Inspections.

5.1. Procedure; Indemnity. Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property at any time from and after Effective Date and for a period of fifteen (15) days thereafter (the “Due Diligence Period”). Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct tenant interviews, engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by Seller as a result of any Inspections performed by Buyer, except for any Claims against Seller based upon any obligations and liabilities of Seller.

5.2.	Approval.

5.2.1.	Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of Section 5.1 above) to approve or disapprove of the Inspections and the Due Diligence Items enumerated in Section 4. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving the condition of the Real Property this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Properties, Seller shall not be obligated to sell the Properties to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Properties. In the event of such termination, Escrow Holder shall, without any further action required from any party, return all documents and funds, including the Deposit, to the parties who deposited same and no further duties shall be required of Escrow Holder.

5.2.2.	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property within one (1) business day following the termination of this Agreement.

6. Escrow.

6.1. Opening. Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2. Close of Escrow. For purposes of this Agreement, the “Close of Escrow” shall be defined as the date the Deeds are recorded in, respectively, the Official Records of the Orange County, Florida Recorder’s Office, the Official Records of the Duval County, Florida Recorder’s Office and the Official Records of the Broward County, Florida Recorder’s Office. The Close of Escrow shall not occur until all of the Deeds are recorded in their respective counties. The Close of Escrow shall occur on the date that is forty-five (45) days after the expiration of the Due Diligence Period (as such period may be extended pursuant to Section 5.1 hereof); or on such other date mutually approved in writing by Seller and Buyer (the “Closing Date”).

6.3. Buyer Required to Deliver. No later than one (1) business day prior to the Close of Escrow (unless an earlier date is specified), Buyer shall deliver to Escrow the following:

6.3.1.	In accordance with Section 2, the Deposit;

6.3.2.	On or before the Closing Date, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3.	On or before the Closing Date, such other documents as the Title Company may require from Buyer in order to issue the Title Policy;

6.3.4.	Two (2) originals of an Assignment of Intangible Property for each of the Health Quest Group Properties in the form attached hereto as Exhibit D (the “Assignment of Intangible Property”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Intangible Property, the Contracts and the Permits

6.3.5.	Two (2) originals of an Assignment of Leases for each of the Health Quest Group Properties in the form attached hereto as Exhibit E (the “Assignment of Leases”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Leases (with the exception of those Leases disapproved by Buyer pursuant to the terms of this Agreement); and

6.3.6.	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.

6.4.	Seller Required to Deliver.

6.4.1.	No later than one (1) business day prior to the Close of Escrow (unless an earlier date is specified), Seller shall deliver to Escrow Holder the following:

(a)	One (1) original Warranty Deed for the Winter Park Land, in the form attached hereto as Exhibit G (the “Winter Park Deed”), which shall (i) be in recordable form, (ii) convey good, marketable and insurable fee simple title to the Property to Buyer, subject only to the Permitted Exceptions, and (iii) be duly executed and acknowledged by Seller; the Winter Park Deed shall be in form and substance satisfactory to Buyer and Title Company;

(b)	One (1) original Warranty Deed for the Jacksonville Land, in the form attached hereto as Exhibit G (the “Jacksonville Deed”), which shall (i) be in recordable form, (ii) convey good, marketable and insurable fee simple title to the Property to Buyer, subject only to the Permitted Exceptions, and (iii) be duly executed and acknowledged by Seller; the Jacksonville Deed shall be in form and substance satisfactory to Buyer and Title Company;

(c)	One (1) original Warranty Deed for the Sunrise Land, in the form attached hereto as Exhibit G (the “Sunrise Deed” and, collectively with the Winter Park Deed and the Jacksonville Deed, the “Deeds”), which shall (i) be in recordable form, (ii) convey good, marketable and insurable fee simple title to the Property to Buyer, subject only to the Permitted Exceptions, and (iii) be duly executed and acknowledged by Seller; the Sunrise Deed shall be in form and substance satisfactory to Buyer and Title Company;

(d)	One (1) original of the Bill of Sale for each of the Health Quest Group Properties in the form attached hereto as Exhibit F (the “Bill of Sale”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Personal Property;

(e)	Two (2) originals of an Assignment of Intangible Property, duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Intangible Property, the Contracts and the Permits

(f)	Two (2) originals of an Assignment of Leases, duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Leases (with the exception of those Leases disapproved by Buyer pursuant to the terms of this Agreement);

(g)	One (1) original certification, in the form attached hereto as Exhibit J, as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (the “FIRPTA”);

(h)	One (1) original letter, in the form attached hereto as Exhibit K, duly executed by Seller, advising the tenants under the Leases of the change in ownership of the Real Property;

(i)	No later than ten (10) days prior to the Closing Date, Tenant’s estoppel certificates, in the form attached hereto as Exhibit L, as required by and provided for in Section 9.1.6 and “SNDA,” in the form attached hereto as Exhibit M, as defined in, required by and provided for in Section 9.1.6;

(j)	Duplicates of Florida Department of Revenue DR-219 certifying the purchase price of the Winter Park Land, the Jacksonville Land and the Sunrise Land.

(k)	A No-Lien, Possession and Gap Affidavit in form and substance satisfactory to the Title Company, attesting to the absence of construction liens and parties in possession sufficient to allow the Title Company to delete from the Title Commitment at Close of Escrow the standard exceptions pertaining to construction liens under Chapter 713, Florida Statutes, to limit the standard exception for claims of parties in possession to tenants only under the Leases and to delete the “gap”.

(l)	Proof of the legal existence of sellers as Indiana general partnerships, affidavits and resolutions of the general partners of sellers authorizing the transactions contemplated hereby and authorizing the execution and delivery of the documents necessary to effectuate the closing of the transactions contemplated hereby by the persons executing such documents, all in form and content satisfactory to the Title Company, together with such other documents in form and substance as may be required by the Title Company to evidence the foregoing and to issue the Title Policies.

(m)	With respect to the Roof Contracts and any Notice of Commencement recorded in the public records with respect thereto, Seller shall provide to the Title Company all such documents as may be required by the Title Company, in form and substance satisfactory to the Title Company, to delete the standard exceptions for construction liens for the Title Commitments with respect to the Roof Contracts and any such Notice of Commencement, or, if the Title Company will not agree to delete such exception from the Title Commitment, to have the Title Insurance Company affirmatively insure over such construction liens and any such Notice of Commencement, including, but not limited to, an owner’s affidavit identifying all parties who gave notice to owner, a contractor’s final affidavit, together with final lien waivers and releases of lien from each of the subcontractors, materialmen and other persons who gave notice to owner or are listed as unpaid in the contractor’s final affidavit, termination of notice of commencement in compliance with Section 713.132, Florida Statutes, and a final lien waiver and release from the general contractor.

(n)	All documents as may be required by the Title Company to delete from the Title Commitment all requirements set forth in Schedule B, Section I, of the Title Commitments, in form and substance satisfactory to the Title Company.

(o)	No later than ten (10) days prior to the Closing Date, Tenant’s estoppel certificates, in the form attached hereto as Exhibit L, as required by and provided for in Section 9.1.6 and “SNDA,” in the form attached hereto as Exhibit M, as defined in, required by and provided for in Section 9.1.6;

(p)	Such other documents and instruments, executed and properly acknowledged by Seller, if applicable, as Title Company may require from Seller in order to issue the Title Policies;

(q)	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller;

6.4.2.	Within one (1) business day of the Close of Escrow, Seller shall deliver to Buyer the following:

(a)	All keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

(b)	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership;

(c)	The original Leases and, if Buyer has elected to assume any Contracts (as defined in Section 1.1.7), the original Contracts and, if any Permits (as defined in Section 1.1.8) are in Seller’s possession and are not required to be maintained at the Property, the original Permits; and

(d)	All records and files in Sellers’ relating to the management or operation of the Real Property; provided, that all insurance policies, service contracts, resident records and other matters under the control of the Tenant of each Property shall not be required to be delivered pursuant hereto.

6.5.	Buyer’s Costs.

Buyer shall pay the following:
	6.5.1.	One-half (1/2) of Escrow Holder’s fee, costs and expenses;

6.5.2.	For the Winter Park Land, all other costs customarily borne by purchasers of real property in Orange County, Florida, as determined by the Escrow Holder;

6.5.3.	For the Jacksonville Land, all other costs customarily borne by purchasers of real property in Duval County, Florida, as determined by the Escrow Holder; and

6.5.4.	For the Sunrise Land, all other costs customarily borne by purchasers of real property in Broward County, Florida, as determined by the Escrow Holder; and

6.5.5.	The cost of recording any mortgages granted by Buyer (the “Buyer Mortgages”); and

6.5.6.	Any Florida documentary stamp tax applicable to the Buyer Mortgages or the notes secured by the Buyer Mortgages; and

6.5.7.	The Title Company premiums for loan policies for the Buyer Mortgages.

6.6.	Seller’s Costs.

Seller shall pay the following:
	6.6.1.	One-half (1/2) of Escrow Holder’s fees, costs and expenses;

6.6.2.	The cost of recording the Deeds and any Florida documentary stamp tax and documentary stamp surtax applicable to the Deeds;

6.6.3.	The Title Company premiums for the Title Policies; and

6.6.4.	For the Winter Park Land, all other costs customarily borne by sellers of real property in Orange County, Florida, as determined by the Escrow Holder;

6.6.5.	For the Jacksonville Land, all other costs customarily borne by sellers of real property in Duval County, Florida, as determined by the Escrow Holder; and

6.6.6.	For the Sunrise Land, all other costs customarily borne by sellers of real property in Broward County, Florida, as determined by the Escrow Holder.

6.6.7.	All costs associated with removing any debt encumbering the Properties.

6.7.	Prorations.

6.7.1.	Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with the Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. To the extent not covered by amounts collected from the Tenants pursuant to Section 6.4 of the Leases and paid or credited to Buyer at Closing (“Tax Escrow Funds”) for payment of real or personal property taxes, sales tax applicable to the Leases, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), all non-delinquent Taxes which relate to the tax year within which the Close of Escrow occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Close of Escrow and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Close of Escrow. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Close of Escrow. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Close of Escrow which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Close of Escrow shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Close of Escrow, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

(b) Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Close of Escrow and allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after Close of Escrow to collect any rent under the Leases which has accrued as of the Close of Escrow; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after Close of Escrow shall first be applied to the month in which the Close of Escrow occurs, then to any rent due to Buyer for the period after Close of Escrow and finally to any rent due to Seller for the period prior to Close of Escrow; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Close of Escrow through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Close of Escrow.

(c) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases, shall be credited against the Purchase Price, and upon the Close of Escrow, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases or applicable); provided, however, that Buyer acknowledges that no Replacement Reserve escrows pursuant to Section 7 of the Leases shall be paid to or credited to Buyer at Closing, as said amounts shall be utilized for payments due under the Roof Contracts.

6.7.2.	Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than five (5) days prior to the Close of Escrow an estimated closing statement which shall set forth the costs payable under this Agreement, including, without limitation, any tax escrow, replacement reserve escrow, the Roof Escrow (as defined herein) and any security deposits. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow (except with respect to Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3.	Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, the Property will not be subject to any financing arranged by Seller; and (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Close of Escrow. Accordingly, there will be no prorations for debt service or insurance.

6.7.4.	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5.	Survival. This Section shall survive the Close of Escrow.

7. Seller Representations, Warranties, and Covenants.

7.1.	Representations and Warranties.

Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1.	Organization and Authorization. Sellers are each a general partnership duly formed and validly existing under the laws of the State of Indiana. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2.	Authenticity of Documents. Seller warrants that all documents posted in the “Data Room” and listed on Exhibit I are authentic and accurate, to Seller’s knowledge, as of the Effective Date.

7.1.3.	No Conflicting Agreements. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s partnership agreement, or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (3) to the knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (4) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (5) require the consent, waiver or approval of any third party.

7.1.4.	Title. Seller has good and marketable title to the Real Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases and prior leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.5.	FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.6.	Employees. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.7.	Litigation. There are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.8.	Compliance with Laws and Environmental Conditions. Except as expressly set forth in the Due Diligence Items, Seller has not received any notice from any governmental, quasi-governmental authority or other third party of any alleged violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to Hazardous Materials (hereinafter defined) and Laws relating to nursing homes and related health care facilities (which shall include, without limitation, Chapter 400 of the Florida Statutes, Section 59A-4 of the Florida Administrative Code and 42 CFR Chapter IV, Part 483 of the Code of Federal Regulations). For purposes of this Agreement, “Hazardous Materials” is defined as all hazardous, toxic or radioactive matter including, without limitation, (a) petroleum, petroleum products, gasoline, diesel fuel, motor oil, and their related additives, and (b) any substance or material that may give rise to liability under: (i) the Resources Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and any amendments thereto; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601, et seq.), and any amendments thereto; (iii) the Federal Water Pollution Control Act (33 U.S.C. § 1321 et seq.), and any amendments thereto; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), and any amendments thereto; and (v) any similar local, state or federal laws, ordinances, regulations or directives that concern the control of materials or substances known or suspected to be toxic or hazardous (including, without limitation, methane, volatile hydrocarbons, industrial solvents, asbestos and any radioactive substance) or which could cause a material detriment to, or materially impair the beneficial use of, the Property or to constitute a material health, safety or environmental risk to current or future tenants, workers, occupants, patrons or owners of the Property.

7.1.9.	Unpaid Claims. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer, including, without limitation, any costs associated with the roof repairs for the Sunrise Land and the Winter Park Land other than Roof Contract payments which have been paid or credited to Buyer at Closing.

7.1.10.	Zoning. To Seller’s knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller’s knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

7.1.11.	Leases. Seller has or will deliver to Buyer true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s knowledge, any Tenant is in default under its Lease. Seller is in full compliance with all of the landlord’s obligations under the Leases, and (except insofar as such an obligation might be inferred from the Roof Contracts), Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits paid or credited to Buyer at Closing, Replacement Reserve escrowed funds to be applied to Roof Contracts, and rent for the current month.

7.1.12.	Condemnation Proceedings. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.13.	Utilities. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

7.1.14.	Permits. To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

7.1.15.	Personal Property. Seller has good title to all the Personal Property and the execution and delivery to Buyer of the Assignment and Assumption Agreement shall vest good title to all of the Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

7.1.16.	Building Permits. Except as disclosed by Seller prior to the Closing Date with respect to the Roof Contracts, there are no open building permits for any improvements to the Properties.

7.2.	Seller’s Knowledge.

For purposes of this Agreement whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they will be deemed to mean and are limited to the current actual knowledge only of Seller, without any duty or obligation to investigate any matter or examine any records or files related to Seller or the Property, and not any implied, imputed or constructive knowledge of such individual or of Seller.

7.3.	Indemnity; Survival.

The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Closing Date and shall survive the Close of Escrow for twelve (12) months and shall not be merged as of the date of the Close of Escrow hereunder. Seller shall indemnify and defend Buyer against and hold Buyer harmless from, and shall be responsible for all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, that may be suffered or incurred by Buyer, including any third party due diligence expenses incurred by Buyer, if any representation or warranty made by Seller is untrue or incorrect in any material respect when made. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive following the Close of Escrow.

7.4.	Covenants of Seller. Seller hereby covenants from and after the Effective Date as follows:

7.4.1.	To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.4.2.	To maintain in effect the terms of the Leases requiring the Tenant to operate the Property in conformity with the Leases. Seller may not make any material alterations to the Leases or the Property without Buyer’s prior written consent.

7.4.3.	Seller has entered into agreements for roof repairs for buildings located on the Sunrise Land and the Winter Park Land. Seller covenants that such work shall be completed at the cost of Seller and/or Tenants of the respective Health Quest Group Properties. Buyer shall have the right to survey such work and shall have the right, in its sole discretion, to confirm that such work was adequately completed. If such work is not completed by the Closing Date, Seller shall warrant that such work is completed in a professionally competent manner and provide all funding for such work to be completed through a separate escrow established with the Escrow Holder (the “Roof Escrow”)

7.4.4.	To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent.

7.4.5.	To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions); provided, that any lien which may be filed as to the Roof Contracts shall not be a violation hereof provided that the amounts unpaid under the Roof Contracts at Closing are less than the Roof Escrow.

7.4.6.	To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

7.4.7.	To fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.4.8.	To provide Buyer with copies of (a) any default letters sent to or received from Tenants and, (b) any copies of correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

7.4.9.	To use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants, on the form provided by the Buyer.

7.4.10.	Not to market, show or list the Property to any other prospective buyer during the term of this Agreement.

7.4.11.	Not to permit any default, or any event that could give rise to a default with lapse of time or notice, to occur under any existing loan secured by the Property or other financing encumbering the Property.

1. Except for materials, supplies, or work provided or ordered for the Property at the request of or for the account of Buyer, on or before the Close of Escrow, Seller must (a) pay for all materials, supplies, and work provided or ordered for the Property for which a labor, materialman’s or mechanics’ lien may be claimed under applicable law and (b) if required by the Title Company, provide the Title Company with such indemnifications or security as it may require to insure title to the Property at the Close of Escrow without exception for any unrecorded labor, materialman’s or mechanics’ claim of lien.

8. Buyer Representations and Warranties.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate that:

8.1.1.	Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2.	No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound.

9. Conditions Precedent to Close of Escrow.

9.1.	Conditions Precedent.

The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and Seller shall not have on or prior to the Closing Date, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2.	There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3.	On the Closing Date, the Title Insurance Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policies containing only the Permitted Exceptions.

9.1.4.	Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Closing Date, any management agreement of the Seller affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.1.5.	No Tenant shall be in default under its Lease nor shall any Tenant have given notice that it is discontinuing operations at the Real Property nor shall a Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.6.	Seller shall, prior to the expiration of the Due Diligence Period, enter into an amendment of the Leases with ISLF to waive all provisions relating to “Incentive Rent.” Such amendments shall allow for (i) 2.5% annual rent increases, beginning June 1, 2008 and (ii) a five (5) year lease extension, commencing on June 1, 2009. Such amendments shall be approved by Buyer prior to execution. In addition, such amendment shall provide for the addition of the following provision:

“REIT Protection. Notwithstanding anything to the contrary contained in this Lease, with respect to any proposed assignment, sublease, conveyance, sale, pledge, mortgage, hypothecation or other encumbrance or transfer of all or any part of this Lease or Tenant’s leasehold estate hereunder, or the engagement of any person or entity for the management or operation of all or any part of the Leased Property by Tenant (each, a “Transfer”), the following shall apply: (i) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid to Landlord or Tenant by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the occupant, assignee, manager or other transferee; (ii) Tenant shall not consummate a Transfer with any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code of 1986, as amended (the “Code”)) and (iii) Tenant shall not consummate a Transfer with any person or entity or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement relating to the use, occupancy or possession of any portion of the Leased Property to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.”

9.1.7.	Seller shall obtain and deliver to Buyer, at Closing, estoppel certificates from the Tenants confirming, for each Property, that the Leases are in effect, plus, for each Property, a subordination, nondisturbance and attornment agreements (“SNDA”), as to the Buyer Mortgages, in a form customary for transactions of this kind.

9.1.8.	There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

9.1.9.	Except as disclosed in the Due Diligence Items, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (A) that relates to the Property and materially affects the Property after the Close of Escrow or (B) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance.

9.1.10.	As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

9.2.	Effect of Failure.

If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10. Damage or Destruction Prior to Close of Escrow. In the event that the Real Property should be damaged by any casualty prior to Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other or (ii) proceed to Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. In the event that the casualty is uninsured, the Buyer may terminate this Agreement unless the Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

11. Eminent Domain. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

12. Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission, or (d) by a nationally recognized overnight delivery service (with confirmation by a nationally recognized overnight delivery service). Notices transmitted to the then designated facsimile number of the party intended shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

Health Quest
315 West Jefferson Blvd.Group
South Bend, IN 46601
Attn: Charles Loeser
Seller:	574-236-4000 ext 218

Health Quest Group
1150 Lakeway Dr., Suite 207
Austin, Texas 78734
Attention: Anthony Wright
With Required Copy to:	512-261-1700

Triple Net Properties, L.L.C.
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions and
Mathieu Streiff, Esq.
(714) 667-8252
Buyer:	(714) 667-6816 Fax

Cox, Castle & Nicholson LLP
2049 Century Park East, Suite 2800
Los Angeles, CA 90067
Attn: David P. Lari, Esq.
(310) 284-2240
With Required Copy to:	(310) 277-7889 Fax

13. Remedies.

13.1.	Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days thereafter during which period Seller may cure the default, Buyer may at its option, either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer without any further action required from either party, and bring an action for any damages incurred by Buyer or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance. The foregoing notwithstanding, no right to cure shall extend the Closing Date and Buyer shall have all rights and remedies under Florida law to enforce Seller’s obligations under Sections 7.3, 18.1 and 25. This Section 13.1 shall survive the Close of Escrow and shall not be merged into the closing documents.

13.2.	Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit then being held by the Escrow Agent shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend the Closing Date.

In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the Due Diligence Items.

14. Assignment. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller provided that Buyer and the assignee execute an assignment and assumption agreement pursuant to which the assignee expressly assumes all of Buyer’s obligations under this Agreement. Additionally, Buyer shall have the right, without assigning this Agreement, to cause Seller to grant title to the Property to up to thirty-five (35) tenants-in-common (the “Nominees”) in lieu of granting title to the Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least five (5) business days prior to the Closing Date that Buyer wishes to cause Seller to grant title to the Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed, Assignment Agreement and any other closing documents to reflect the vesting of title to the Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith, (iii) the Closing Date is not delayed in connection therewith, and (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Property to the Nominees. Seller acknowledges that Buyer shall have the right to assign all of its rights, title and interest in and to this Agreement.

15. Cooperation with S-X 3-14 Audit. Seller acknowledges that Buyer shall have the right to assign all of its rights, title and interest in and to this Agreement and that the assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer.  The Seller acknowledges that it has been advised that if the Buyer is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that related to the most recent pre-acquisition fiscal year and the current fiscal year through the date of acquisition (the “Audited Year”) for the Property.  To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

(a)	Access to bank statements for the Audited year;

(b)	Rent Roll as of the end of the Audited Year;

(c)	Operating Statements for the Audited Year;

(d)	Access to the general ledger for the Audited Year;

(e)	Cash receipts schedule for each month in the Audited Year;

(f)	Access to invoice for expenses and capital improvements in the Audited Year;

(g)	Accounts payable ledger and accrued expense reconciliations;

(h)	Check register for the 3-months following the Audited Year;

(i)	Leases and 5-year lease schedules;

(j)	Copies of all insurance documentation for the Audited Year;

(k)	Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

(l)	Signed audit representation letter substantially in the form attached hereto as Exhibit H executed by Seller.

The provisions of this Section 15 shall survive the Close of Escrow.

16. Further Assurances. Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement, including, without limitation, any acts or documents necessary or required by Buyer to comply with Chapter 400 of the Florida Statutes, Section 59A-4 of the Florida Administrative Code and 42 CFR Chapter IV, Part 483 of the Code of Federal Regulations.

17. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

18. Mutual Indemnity.

18.1.	Indemnification of Buyer. Seller hereby agrees to, and hereby does, hold Buyer and its agents, employees, consultants, attorneys, representatives, members, partners, shareholders, successors or assigns (collectively, the “Buyer Indemnified Parties”) harmless, and agrees to indemnify and defend Buyer and each of the other Buyer Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) in any manner arising out of, caused by, or related to any liability arising from the use, occupation, or ownership of the Property prior to the Closing Date and/or any breach by Seller of any of its covenants, representations or warranties under this Agreement. The provisions of this Paragraph shall survive the Close of Escrow or any termination of this Agreement for the Survival Period and shall not be merged into the closing documents.

18.2.	Indemnification of Seller. Buyer hereby agrees to, and hereby does, hold Seller and its agents, employees, consultants, attorneys, representatives, members, partners, shareholders, successors or assigns (collectively, the “Seller Indemnified Parties”) harmless, and agrees to indemnify and defend Seller and each of the other Seller Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) in any manner arising out of, caused by, or related to any liability arising from the use, occupation, or ownership of the Property after the Closing Date and/or any breach by Buyer of any of its covenants, representations or warranties under this Agreement. The provisions of this Paragraph shall survive the Close of Escrow or any termination of this Agreement for the Survival Period and shall not be merged into the closing documents.

19. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

20. Joint and Several Responsibility and Liability. All entities constituting Seller under this Agreement shall be jointly and severally responsible for and obligated to perform and fulfill each and all of the terms, conditions, promises, covenants, and obligations required to be performed or fulfilled by the Seller hereunder and/or under any and all other documents or agreements entered into in connection with this Agreement, and shall be jointly and severally liable and responsible for all damages caused by any breach on the part of any of such entities of any of such terms, conditions, promises , covenants, and obligations and shall be subject to all other relief, including but not limited to injunctive relief, which may be appropriate on account of any such breach or any act or omission of any of such entities.

21. Attorneys’ Fees. In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

22. Entire Agreement; Survival. This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

23. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

24. Time is of the Essence; Calculation of Time Periods. Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Florida or California, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Florida and California. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.

25. Real Estate Commission. Other than Seller’s agreement with Ziegler Capital Markets, Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Such commission shall be payable upon the Close of Escrow from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section. The provisions of this Section 25 shall survive Close of Escrow and termination of this Agreement.

26. Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

27. Exclusivity. Until the Close of Escrow or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Buyer.

28. OFAC. Buyer and Seller each represents to the other that both parties (a) are not in violation of any Anti-Terrorism Law, (b) are not a Prohibited Person, and (c) are not and will not (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. The foregoing representations and warranties of Buyer will survive Close of Escrow.

29. Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

29.1.	Exhibit A-1.	Legal Description of the Winter Park Land

29.2.	Exhibit A-2.	Legal Description of the Jacksonville Land

29.3.	Exhibit A-3.	Legal Description of the Sunrise Land

29.4.	Exhibit B.	Schedule of Leases and Security Deposits

29.5.	Exhibit C.	Schedule of Contracts

29.6.	Exhibit D.	Assignment of Intangible Property

29.7.	Exhibit E.	Assignment of Leases

29.8.	Exhibit F.	Bill of Sale

29.9.	Exhibit G.	Deed

29.10.	Exhibit H.	Audit Letter

29.11.	Exhibit I.	List of Materials Posted in Data Room

29.12.	Exhibit J.	Non-Foreign Affidavit

29.13.	Exhibit K.	Tenant Notification Letter

29.14.	Exhibit L.	Tenant Estoppel

29.15.	Exhibit M.	SNDA

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE
AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company	HEALTH QUEST REALTY XVII, an Indiana general partnership By:
By: /s/ Jack Maurer	Garatoni Holdings Limited Partnership IV, Partner By: /s/ Charles M. Loeser
Name: Jack Maurer	Name: Charles M. Loeser
Title: Executive Vice President	Title: Attorney in Fact
Date: August 6, 2007	Date: August 6, 2007
And
HEALTH QUEST REALTY XXXV, an Indiana general partnership By:	The Garatoni Holdings Management, LLC By: Garatoni Holdings Irrevocable Trust, Sole Member
Garatoni Holdings Limited Partnership IV, Partner By: /s/ Charles M. Loeser	By: /s/ Steven L. Garatoni
Name: Charles M. Loeser	Name: Steven L. Garatoni, Authorized Trustee
Title: Attorney in Fact	Date: August 6, 2007
Date: August 6, 2007
And	And: Lawrence H. Garatoni and Judith A. Garatoni Managing Partners
The Garatoni Holdings Management, LLC By: Garatoni Holdings Irrevocable Trust, Sole Member	By: /s/ Charles M. Loeser
By: /s/ Steven L. Garatoni	Name: Charles M. Loeser
Name: Steven L. Garatoni, Authorized Trustee	Title: Attorney in Fact
Date: August , 2007	Date: August 3, 2007
And: Lawrence H. Garatoni and Judith A. Garatoni Managing Partners	HEALTH QUEST REALTY XXII, an Indiana general partnership By:
By: /s/ Charles M. Loeser	Garatoni Holdings Limited Partnership III, Partner By: /s/ Charles M. Loeser
Name: Charles M. Loeser	Name: Charles M. Loeser
Title: Attorney in Fact	Title: Attorney in Fact
Date: August 6, 2007	Date: August 6, 2007 And
The Garatoni Holdings Management, LLC By: Garatoni Holdings Irrevocable Trust, Sole Member
By: /s/ Steven L. Garatoni
Name: Steven L. Garatoni, Authorized Trustee
Date: August 6, 2007

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Agreement for Purchase and Sale of Real Property and Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

First American Title Insurance Company

By: [/s/ David W. Womer]
Name: [David W. Womer]
Title: [Indiana NCS Manager]